UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to Section 240.14a-12

SEARS HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEARS HOLDINGS CORPORATION

3333 Beverly Road

Hoffman Estates, Illinois 60179

April 6, 2010

W. BRUCE JOHNSON

Interim Chief Executive Officer and President

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (the “Company” or “Sears Holdings”) on Tuesday, May 4, 2010. The meeting will begin at 9:00 a.m. (Central time) in the Sears Holdings General Session Room, 3333 Beverly Road, Hoffman Estates, Illinois.

The notice of annual meeting and proxy statement that follow this letter describe the matters to be voted on during the meeting. Your proxy card and the Company’s 2009 Annual Report on Form 10-K also are enclosed.

Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are included in your proxy card.

ADMISSION TO THE 2010 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Only stockholders who own Sears Holdings common stock as of the close of business on March 8, 2010 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If you are a registered stockholder, an admission ticket is attached to your proxy card.

•

If your Sears Holdings shares are held in a bank or brokerage account, you can attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sears Holdings common stock on March 8, 2010. You may also contact your bank or broker to obtain a written legal proxy.

Registration will begin at 8:30 a.m. and seating will begin at 8:45 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Sincerely,

W. Bruce Johnson

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Notice of 2010 Annual Meeting of Stockholders

Date:	May 4, 2010
Time:	9:00 a.m. Central time
Place:	Sears Holdings Corporation
General Session Room
3333 Beverly Road
Hoffman Estates, Illinois 60179

We invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (“Sears Holdings,” “Company,” “our company,” “we,” “our” or “us”) to:

1.	Elect seven directors;

2.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2010; and

3.	Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The record date for determining stockholders entitled to notice of, and to vote at, this annual meeting is March 8, 2010. Only stockholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying proxy statement.

This notice of 2010 annual meeting of stockholders, as well as the accompanying proxy statement and proxy card, are being mailed to our stockholders commencing on or about April 8, 2010.

It is important that your shares are represented at the meeting. Stockholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) through the Internet or (4) by completing and mailing a proxy card. Specific instructions for voting by telephone or through the Internet are included on your proxy card. If you attend and vote at the meeting, your vote at the meeting will replace any earlier vote.

By Order of the Board of Directors

William R. Harker

Senior Vice President, General Counsel and Corporate Secretary

April 6, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2010.

The Company’s proxy statement for the 2010 annual meeting of stockholders and the 2009 Annual Report on Form 10-K for the fiscal year ended January 30, 2010 are available at www.proxyvote.com.

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to stockholders of Sears Holdings in connection with the solicitation of proxies by the Board of Directors for the 2010 annual meeting of stockholders being held on May  4, 2010.

QUESTIONS AND ANSWERS

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the Annual Meeting?

A:	At the Sears Holdings 2010 annual meeting (the “Annual Meeting”), our stockholders are asked to:

•	elect seven directors (see page 8);

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010 (see page 39); and

•	consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of the Board’s nominees for director; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010.

Q:	Who is entitled to vote?

A:	Only holders of our common stock at the close of business on March 8, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 114,833,687 shares of common stock outstanding on the Record Date.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered stockholder” and can vote in person at the Annual Meeting or you can complete and submit a proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions on the proxy card. If you are a street-name stockholder, your broker or other nominee has provided information for you to use in directing your broker or nominee how to vote your shares.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q:	Can I change my vote after I have voted?

A:

A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting.

Q:	Can I revoke a proxy?

A:	Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question. Street-name stockholders cannot revoke their proxies in person at the Annual Meeting because the actual registered stockholders, the brokers or other nominees, will not be present. Street-name stockholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43078, Providence, Rhode Island 02940-3078 (1-800-732-7780). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:	Your proxy card includes all shares registered to your account in the same social security number and address, including any full and fractional shares you own under one or more of the following plans:

•	the Sears Holdings 401(k) Savings Plan;

•	the Lands’ End, Inc. Retirement Plan;

•	the Sears Puerto Rico Savings Plan;

•	the Kmart Retirement Savings Plan for Puerto Rico Employees; or

•	the 2006 Associate Stock Purchase Plan.

We refer to the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees collectively as the “401(k) Plans.”

Q:	How do I vote if I hold my shares through the 401(k) Plans?

A:	If you participate in the 401(k) Plans, you may direct the trustee how to vote your shares of common stock that you hold through the 401(k) Plans through the Internet, by telephone, or by U.S. mail. If you do not vote shares that you hold through the 401(k) Plans (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way other participants in the 401(k) Plans vote their shares, unless contrary to the Employee Retirement Income Security Act of 1974. To allow sufficient time for the trustees of the 401(k) Plans to tabulate the vote of the 401(k) Plan shares, you must vote by telephone or internet or return your proxy card so that it is received by 5:00 p.m. Eastern Time on April 30, 2010. Because shares of common stock held in our 401(k) Plans are registered in the name of the 401(k) Plan trustee, participants in the Company’s 401(k) Plans cannot vote 401(k) Plan shares or revoke prior voting instructions at the Annual Meeting.

Q:	What makes a quorum?

A:	Each outstanding share of our common stock as of the Record Date is entitled to one vote at the Annual Meeting. A majority of the outstanding shares entitled to vote, being present or represented by proxy at the meeting, constitutes a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. A quorum is necessary to conduct the Annual Meeting.

Q:	How does the voting work?

A:	For each item, voting works as follows:

Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the seven nominees who receive the most affirmative votes will be elected as directors.

Item 2: Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Unlike previous years, a broker who holds shares in your name will no longer have the ability to cast votes with respect to the election of directors unless the broker has received instructions from you. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded and have no effect. Abstentions may be specified on all other proposals (but not on the election of directors). Abstentions occur when stockholders are present at the Annual Meeting, but fail to vote. Since the ratification of Deloitte & Touche LLP as our independent registered public accounting firm requires the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote.

Q:	Who may attend the Annual Meeting?

A:	Any stockholder as of the Record Date may attend. Seating and parking are limited and admission is on a first-come basis. If you are a registered stockholder, an admission ticket is attached to your proxy card. Each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). If you are a street-name stockholder, you will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of Sears Holdings shares as of the Record Date.

Q:	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A:	Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing our 2010 Annual Report on Form 10-K and the proxy statement for our 2011 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees our company incurs in connection with the solicitation of proxies.

Q:	What is “householding”?

A:

Sears Holdings has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single set of proxy materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs. If a single set of proxy materials was delivered to an address that you share with another stockholder, at your written or oral request we will promptly deliver a separate copy.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You may also revoke your consent by contacting Sears Holdings’ householding agent by calling toll free at 1-800-542-1061 and following the voice prompts. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder, you may contact us to participate in the householding program by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for governance of our company. The Nominating and Corporate Governance Committee reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of all Board committees, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.searsholdings.com under the heading “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that

•	A majority of the members of the Board must be independent directors to the extent required by the securities laws and the NASDAQ listing rules.

•	Independent directors are to meet regularly, at least twice a year, in executive session without management present.

•

The Board and its committees have the power to engage at the Company’s expense independent legal, financial or other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board conducts an annual evaluation to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors analyzed the independence of each director and affirmatively determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and the applicable NASDAQ listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

William C. Kunkler, III

Steven T. Mnuchin

Ann N. Reese

Emily Scott

Thomas J. Tisch

In addition, the Board has also determined that all members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the NASDAQ listing rules. The Board of Directors has further determined that Ann N. Reese, the chair of the Audit Committee, and William C. Kunkler, III are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Memorandum of Understanding

On March 19, 2010, the Company, the Company’s directors and plaintiffs in consolidated shareholder derivative lawsuits proceeding under the caption Robert F. Booth Trust v. William C. Crowley, et al. (No. 09-C-5314, USDC, Northern District of Illinois), entered into a Memorandum of Understanding concerning the lawsuits. Plaintiffs alleged that by nominating for re-election to the Company’s Board Mr. Crowley and Ms. Reese while they were also members of the boards of AutoNation, Inc. (Mr. Crowley), AutoZone, Inc. (Mr. Crowley), and Jones Apparel Group, Inc. (Ms. Reese), the defendant directors violated Section 8 of the

Clayton Act prohibiting “interlocking directorships” and breached their fiduciary duty to the Company. Although the Company believed the lawsuit was without merit, the Company agreed to settle the litigation to avoid the cost of litigation. Pursuant to the Memorandum of Understanding, Mr. Crowley will not stand for re-election as a director at the Annual Meeting, and he will resign from the Company as an executive officer, though he may act as a consultant or advisor to the Company. In addition, the Company has agreed to enhance and maintain procedures that will prevent (1) Ms. Reese from participating in any Board discussions regarding the operations of the Company’s women’s apparel or footwear business and (2) Mr. Lampert from participating in any Board discussions regarding the operations of the Company’s automotive parts or service business. The Company has also agreed to add at least one additional independent director at or before the 2011 annual meeting of stockholders. Finally, the Memorandum of Understanding provides, among other things, for the Company to review and, if necessary, enhance its corporate governance procedures to ensure compliance with Section 8 of the Clayton Act by the Board and its committees. The final settlement agreement is subject to approval by the United States District Court for the Northern District of Illinois.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of seven nominees to our Board of Directors. If elected, seven nominees will hold office until the next annual meeting or until their successors are elected and qualified. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed.

The number of directors constituting the entire Board of Directors is currently fixed at eight. Two of our current directors, William C. Crowley and Kevin B. Rollins, will not stand for re-election to the Board at the Annual Meeting. Messrs. Crowley and Rollins have indicated that they will serve the remainder of their terms as directors until the Annual Meeting. In light of the departures of Mr. Crowley and Mr. Rollins, the Board will evaluate reducing the size of the Board from eight members to seven. You may not vote for a greater number of persons than the number of nominees named in this proxy statement.

William C. Kunkler, III was elected to our Board of Directors on September 14, 2009. Mr. Kunkler was known to, and recommended to the Nominating and Governance Committee by a non-management director. The Board has approved the recommendation of the Nominating and Corporate Governance Committee that W. Bruce Johnson, our company’s interim Chief Executive Officer and President, be nominated for election as a director at the Annual Meeting. All other candidates have previously been elected by stockholders.

The Board of Directors expects all nominees to be available for election. If any of nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

All of the current members of our Board of Directors except Emily Scott and William C. Kunkler, III have served as directors since at least the consummation of the merger transaction involving Kmart Holding Corporation and Sears, Roebuck and Co. on March 24, 2005 (the “Merger”). Ms. Scott and Mr. Kunkler were elected to our Board of Directors in May 2007 and September 2009, respectively.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ELECTION

OF THE SEVEN NOMINEES FOR DIRECTOR.

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

W. Bruce Johnson, 58, has served as the Company’s interim Chief Executive Officer and President since February 2008. He was previously the Company’s Executive Vice President, Supply Chain and Operations since the Merger. He joined Kmart in October 2003 as Senior Vice President, Supply Chain and Operations. In addition to his time with the Company, Mr. Johnson has extensive knowledge of retail company operations from his many years of experience working for companies such as Carrefour SA and Colgate-Palmolive Company. Mr. Johnson has also developed a strong understanding of the Company, its operations and the issues facing the Company through his years of service with the Company.

William C. Kunkler, III, 53, is the Executive Vice President-Operations of CC Industries, Inc., an affiliate of Henry Crown and Company, and has served in that position, as well as other officer positions, since 1994. CC Industries, Inc. is a private equity firm focused on manufacturing companies and real estate investments. Mr. Kunkler has extensive manufacturing company experience and a thorough understanding of business operations, including finance and accounting principles and functions as well as operational methodologies, garnered from his experience as an executive officer and director of various companies. He also has strong ties to the Chicago area, the location of Sears Holdings Corporation’s corporate headquarters.

Edward S. Lampert, 47, Chairman of our Board of Directors, is the Chairman and Chief Executive Officer of ESL Investments, Inc., which he founded in April 1988. Mr. Lampert has extensive experience in business and finance, and he has invested in many retail companies. He also served as Chairman of the Board of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Steven T. Mnuchin, 47, has served as Chairman and Chief Executive Officer of One West Bank Group LLC, the holding company of OneWest Bank, since January 2009. Mr. Mnuchin is also Chairman and Chief Executive Officer of Dune Capital Management LP, a private investment firm, and he has served in that or a similar capacity since September 2004. Mr. Mnuchin is a trustee of the Whitney Museum, The Museum of Contemporary Art, Los Angeles, and New York Presbyterian Hospital. Mr. Mnuchin brings extensive experience in investment strategy and finance to the Sears Holdings Board. He also gained extensive information technology experience during his tenure as the Chief Information Officer of Goldman, Sachs & Co. He served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Ann N. Reese, 56, co-founded the Center for Adoption Policy Studies in New York in 2001 and serves as its Executive Director. Prior to co-founding the Center, Ms. Reese served as a Principal with Clayton, Dubilier & Rice, a private equity investment firm, in 1999 and 2000. From 1995 to 1998, she was Executive Vice President and Chief Financial Officer of ITT Corp., a hotel and gaming company. Ms. Reese is a director of Xerox Corporation and Jones Apparel Group, Inc. Ms. Reese served as a director of Merrill Lynch & Co., Inc. from July 2004 until its acquisition by Bank of America Corporation in January 2009. Ms. Reese also served as director of CBS Corporation from November 2005 to October 2006. Ms. Reese has extensive executive experience in corporate finance, financial reporting and strategic planning through her position as a public company chief financial officer as well as corporate governance expertise gained from her experience on other public company boards. Ms. Reese also served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Emily Scott, 48, is a founding partner and director of Plum TV, LLC, a television station network operating in select resort markets. Ms. Scott served as a director until December 2006, Chairman of the Board of Directors of J. Crew from 1997 to 2003 and had previously served as Vice Chairman and other roles since the company founding in 1983. Ms. Scott brings extensive retail and apparel experience to the Sears Holdings Corporation Board.

Thomas J. Tisch, 55, has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He has served as the Chancellor of Brown University since July 2007, and he is also a trustee of New York University Medical Center. Mr. Tisch served as a director of Anteon International Corporation from February 2002 until October 2005. Mr. Tisch brings financial and general business expertise to the Sears Holdings Board. Mr. Tisch also served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent and their economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in relation to the needs of the Board. Director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. The ultimate responsibility for selection of director nominees resides with the Board of Directors.

While the Company does not have a formal diversity policy, as mentioned above, the Board considers diversity in identifying director nominees. The Nominating and Corporate Governance Committee discusses the diversity of the Board annually.

The Board met six times during fiscal 2009 (the fiscal year ended January 30, 2010). A majority of the directors attended 100% of the Board meetings and the meetings of the committees on which they served, and all directors attended at least 75% of such Board meetings and committee meetings. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors who stood for re-election at the 2009 annual meeting attended the 2009 annual meeting.

Committees of the Board of Directors

The Board has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined in the NASDAQ listing rules.

The table below reflects the current membership of each committee and the number of meetings held by each committee in fiscal 2009.

	Audit		Compensation		Finance		Nominating and Corporate Governance
E. Lampert					X	*
W. Crowley					X
W. Kunkler	X						X
S. Mnuchin					X		X	*
K. Rollins	X
A. Reese	X	*	X
E. Scott			X				X
T. Tisch	X		X	*
2009 Meetings	13		6		2		4

*	Committee chair

Each committee operates under a written charter. The charters are available on our corporate website, www.searsholdings.com, under the heading “Corporate Governance.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires, subject to stockholder ratification, the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•	Reviews financial reports, internal controls and risk exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the scope of work performed by the internal audit staff

Compensation Committee

•	Reviews recommendations for and approves, subject to Board approval, the compensation of senior executive officers

•	Reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and recommends to the Board the CEO’s overall compensation level

•	Reviews and approves employment agreements, severance arrangements and change in control arrangements affecting the CEO and other senior executives

•	Reviews compensation discussion and analysis for inclusion in the Company’s proxy statement

•	Evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company

The Company has a standing Stock Plan Committee, the sole member of which is William C. Crowley. The Compensation Committee has delegated authority to the Stock Plan Committee to approve restricted stock awards of up to $150,000 to employees below the level of Senior Vice President, excluding officers who are subject to Section 16 of the Securities Exchange Act of 1934. The Compensation Committee also has delegated authority to the Stock Plan Committee and to the Senior Vice President and President, Talent and Human Capital Services, to approve increases in base salary of up to 10% and/or annual incentive plan award increases of up to 10% to officers at the level of Senior Vice President and above. The Stock Plan Committee acted solely by written consent in fiscal 2009.

Finance Committee

•	Establishes and oversees matters related to capital allocation and expenditure policies and budgets

•	Establishes policies and procedures related to our company’s share repurchase programs

•	Oversees financial, capital and insurance risk

•	Reviews our annual business plan

•	Reviews policies and investments related to retirement plans, including our pension and savings plans

•	Reviews operating performance metrics and investment rates of return

Nominating and Corporate Governance Committee

•	Reports annually to the full Board with an assessment of the Board’s performance

•	Recommends to the full Board the nominees for directors

•	Reviews recommended compensation arrangements for the Board

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Communications with the Board of Directors

You may contact any non-employee director, or the entire Board, at any time, subject to the exceptions described below. Your communication should be sent to the Sears Holdings Corporation Board of Directors—Non-employee directors, c/o Corporate Secretary, Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Additional information regarding our policies on communicating with the Board of Directors can be found in our Corporate Governance Guidelines, located in the Corporate Governance section of our website, www.searsholdings.com.

Communications are distributed to the Board, or any Board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as

•	spam and other junk mail;

•	product and service complaints or inquiries;

•	new product suggestions;

•	resumes and other job inquiries;

•	surveys; and

•	business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any director any excluded communication, at that director’s request.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board. Our interim Chief Executive Officer is responsible for the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to our interim Chief Executive Officer and senior management and sets the agenda for Board meetings and presides over Board meetings. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy.

The Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the Audit Committee, Compensation Committee and the Finance Committee above and in the charters of the Audit Committee, the Compensation Committee and the Finance Committee. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Senior Vice President and Chief Financial Officer and our Senior Vice President, General Counsel and Corporate Secretary.

Nomination of Director Candidates

Directors may be nominated by the Board of Directors or by stockholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence, economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. While the Committee has the ability to retain a third party to assist in the nomination process, the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees in fiscal 2009.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders, and therefore encourages each director and director nominee to own shares of our common stock in an amount that is meaningful to that individual. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experiences and perspectives to the Board.

You can nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Corporate Secretary not later than 90 days in advance of such meeting. However, if the annual meeting is not held on or within eight days of the fourth Tuesday in May of a year, and if the Company provides stockholders with less than 100 days notice or public disclosure of the meeting date, the stockholder notice must be given not later than the 10th day following the notice or public disclosure of the meeting date. For an election to be held at a special meeting of stockholders, notice by a stockholder must be given not later than the 10th day following the date on which the Company first provides stockholders with notice or public disclosure of the meeting date.

A stockholder’s notice to the Corporate Secretary must be in writing and be delivered to Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, IL 60179, Attn: Corporate Secretary, and must include:

•	the name and address of the stockholder;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

Amount and Nature of Beneficial Ownership

Security Ownership of Directors and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 9, 2010 by:

•	each of our directors;

•	each named executive officer (as defined under “Summary Compensation Table”); and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock(2)		Percent of Class(3)
M. Collins	23,228		*
W. Crowley	73,185	(4)	*
S. Freidheim	50,000		*
J. Goodman	42,597		*
K. Holt	4,757		*
W. Bruce Johnson	28,517	(5)	*
W. Kunkler	24,720	(6)	*
E. Lampert	65,313,147	(7)	56.9%
S. Mnuchin	27,387	(8)(9)	*
S. Reed	3,790		*
A. Reese	10,000		*
K. Rollins	—		*
E. Scott	106		*
T. Tisch	3,848,258	(10)	3.3%
Directors and Executive Officers as a group (16 persons)	69,468,474		60.5%

*	Less than 1%

(1)	The address of each beneficial owner is c/o Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(2)	Ownership is as of March 9, 2010 and includes:

•	shares in which the director or executive officer may be deemed to have a beneficial interest; and

•	for executive officers, shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

Unless otherwise indicated, the directors and executive officers listed in the table have sole voting and investment power with respect to the common stock listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(3)	There were 114,843,587 shares of our common stock outstanding as of March 9, 2010.

(4)	These shares are held by Tynan, LLC, a limited liability company of which Mr. Crowley is the sole member.

(5)	Includes 1,895 shares credited to Mr. Johnson’s 401(k) Plan account.

(6)	Includes 3,147 Mr. Kunkler has pledged as security for a loan to JPMorgan Chase Bank, N.A and 1,573 shares held by his spouse. Mr. Kunkler disclaims beneficial ownership of the shares held by his spouse.

(7)	Please see footnotes (b) and (c) to the Security Ownership of 5% Beneficial Owners on this page and page 15.

(8)	Includes 8,000 shares owned by the Steven T. Mnuchin 2002 Family Trust and 600 shares owned by other family trusts and custodial accounts, the beneficial interests of which are owned by members of Mr. Mnuchin’s immediate family.

(9)

Does not include (1) 200 common shares held by the Trust fbo Michael Paul Mortara 1992, (2) 200 common shares held by the Trust fbo Matthew Peter Mortara 1992, (3) 14,800 common shares held by the Virginia Mortara 2007 Annuity Trust, and (4) 16,000 common shares held by the Mortara Trust U Article 6th. Mr. Mnuchin acts as trustee for each of these trusts and has no pecuniary interest in the holdings or transactions of such trusts.

(10)	Includes 2,723,146 shares owned by Andrew H. Tisch, Daniel R. Tisch and James S. Tisch, brothers of Thomas J. Tisch, or by trusts of which they are the managing trustees and beneficiaries, in respect of which Thomas J. Tisch has sole voting power and 45,810 owned by two foundations over which Mr. Tisch exercises shared voting power. Thomas J. Tisch disclaims beneficial ownership of these shares.

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class
ESL Investments, Inc. and related entities, as a group(b) 200 Greenwich Ave. Greenwich, CT 06830	65,313,147	(c)	56.9	%(d)

Fairholme Capital Management, L.L.C.(e). 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	15,018,239	(f)	13.1	%(d)

(a)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)	The group consists of ESL Investments, Inc., a Delaware corporation (“ESL”); Edward S. Lampert; ESL Institutional Partners, L.P., a Delaware limited partnership (“Institutional”); CRK Partners, LLC, a

Delaware limited liability company (“CRK LLC”); ESL Partners, L.P., a Delaware limited partnership (“Partners”); and ESL Investors L.L.C., a Delaware limited liability company (“Investors”). Mr. Lampert is the sole shareholder, chief executive officer and director of ESL. ESL is the general partner of RBS Partners, L.P, a Delaware limited partnership (“RBS”), the sole member of CRK LLC and the manager of RBS Investment Management, L.L.C., a Delaware limited liability company (“RBSIM”). RBS is the general partner of Partners and the managing member of Investors. RBSIM is the general partner of Institutional.

(c)	Beneficial ownership is based on publicly available information. The aggregate amount of our common stock owned by ESL entities and Mr. Lampert includes: 51,338,633 shares held by Partners; 10,059,240 shares held by Investors; 10,230 shares held by Institutional; 747 shares held CRK; 79,150 shares held in a grantor retained annuity trust, of which Mr. Lampert is the trustee; and 3,825,147 held by Mr. Lampert directly.

(d)	There were 114,843,587 shares of our common stock outstanding as of March 9, 2010. The “Percent of Class” for each of the ESL group and Fairholme Capital Management, L.L.C. was calculated by using the disclosed number of beneficially owned shares as the numerator, respectively, and the number of the Company’s outstanding common shares as of March 9, 2010 as the denominator.

(e)	Beneficial ownership is based on the Schedule 13G filed by Fairholme Capital Management, L.L.C. reporting its ownership as of December 31, 2009.

(f)	The shares of common stock are owned, in the aggregate, by various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”), of which 13,279,671 shares are owned by Fairholme Funds, Inc. FCM disclosed shared voting power as to 13,948,771 shares and shared dispositive power as to 15,018,239 shares. Fairholme Funds, Inc. disclosed shared voting power and shared dispositive power as to 13,279,671 shares. Because Mr. Bruce R. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares.

Certain Relationships and Transactions

Our Board has delegated authority to direct investment of our surplus cash to Edward S. Lampert, subject to various limitations that have been or may be from time to time adopted by the Board of Directors and/or the Finance Committee of the Board of Directors. Mr. Lampert is Chairman of our Board of Directors and our Finance Committee and is the Chairman and Chief Executive Officer of ESL Investments, Inc. (together with its affiliated funds, “ESL”). Neither Mr. Lampert nor ESL will receive compensation for any such investment activities undertaken on our behalf. ESL beneficially owned 56.9% of our outstanding common stock as of March 9, 2010.

Further, to clarify the expectations that the Board of Directors has with respect to the investment of our surplus cash, the Board has renounced, in accordance with Delaware law, any interest or expectancy of the Company associated with any investment opportunities in securities that may come to the attention of Mr. Lampert or any employee, officer, director or advisor to ESL and its affiliated investment entities who also serves as an officer or director of the Company (each, a “Covered Party”) other than (a) investment opportunities that come to such Covered Party’s attention directly and exclusively in such Covered Party’s capacity as a director, officer or employee of the Company, (b) control investments in companies in the mass merchandising, retailing, commercial appliance distribution, product protection agreements, residential and commercial product installation and repair services and automotive repair and maintenance industries and (c) investment opportunities in companies or assets with a significant role in our company’s retailing business, including investment in real estate currently leased by us or in suppliers for which we are a substantial customer representing over 10% of such companies’ revenues, but excluding investments of ESL that were existing as of May 23, 2005.

Our company employs certain employees of ESL. William C. Crowley is a director and our Executive Vice President, Chief Administrative Officer, while continuing his role as President and Chief Operating Officer of ESL. As discussed in the section entitled “Memorandum of Understanding” beginning on page 6 of this proxy statement, Mr. Crowley will not stand for re-election as a director at the Annual Meeting, and he will resign as an executive officer of our company, though he may act as a consultant or advisor to the Company. Our Senior Vice President of Real Estate is also employed by ESL.

Sears Holdings, through its subsidiaries, engages in commercial transactions with AutoZone, Inc. (“AutoZone”) in the ordinary course of business. In fiscal 2009, we paid AutoZone approximately $20,260,835 for automotive parts and accessories and $400,000 for subscription-based repair information provided to Sears technicians. ESL owns approximately 40.5% of the outstanding common stock of AutoZone (based on publicly available data as of March 9, 2010), and Mr. Crowley serves as a director of AutoZone.

Sears Holdings, through its subsidiaries, engages in commercial transactions with AutoNation, Inc. and its affiliates (collectively, “AutoNation”) in the ordinary course of business. We paid AutoNation, Inc. approximately $64,000 for automotive parts, accessories and services, and AutoNation, Inc. paid us approximately $230,000 for automotive parts and accessories. ESL owns approximately 47% of the outstanding common stock of AutoNation, Inc. (based on publicly available data as of March 9, 2010), and Mr. Crowley serves as a director of AutoNation.

In fiscal 2009, the Audit Committee reviewed and pre-approved sales of commercial paper issued by Sears Roebuck Acceptance Corp. (an indirect wholly owned subsidiary of Sears Holdings) to ESL, including Edward S. Lampert, from time to time, subject to certain conditions. On March 15, 2010, ESL and Edward S. Lampert purchased $100,000,000 and $50,000,000, respectively, in principal amount of 30-day unsecured commercial paper issued by Sears Roebuck Acceptance Corp. under its commercial paper program. The commercial paper purchased by ESL and Mr. Lampert bears interest at a rate of 1.9%, and the commercial paper purchases were made in the ordinary course of business on substantially the same terms, including the interest rate, as terms prevailing for comparable transactions with other persons, and did not present features unfavorable to the Company.

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee charter requires that the Audit Committee review and approve all related party transactions required to be disclosed pursuant to SEC rules. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Company also has a Contract Approvals Policy which applies to all of the Company’s employees and officers. The Contract Approvals Policy requires Audit Committee approval for entry into or exit from any related party transaction.

The related party transactions described in this proxy statement have been approved or ratified by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation, Discussion and Analysis

Executive Compensation Philosophy and Objectives

Sears Holdings believes that the long-term success of the Company is directly related to our ability to attract, motivate and retain highly talented associates who are committed to our company’s vision, mission and values. These values, which we believe support our adaptive organization and culture of learning, accountability and cross-functional collaboration, include focusing on the customer, building and aligning teams and knowing how to make money. Our vision and values are supported by five key pillars of our strategy: creating lasting relationships with customers by empowering them to manage their lives; attaining best in class productivity and efficiency; building our brands; reinventing the company continuously through technology and innovation; and reinforcing “The SHC Way” by living our values every day.

The Compensation Committee has developed a pay-for-performance compensation philosophy for our executive officers. Total annual compensation paid to the executive officers identified in the Summary Compensation Table (the “named executive officers”) generally depends on company financial performance, the level of job responsibility and individual performance. The total compensation package provided to the named executive officers generally includes both annual and long-term incentive programs designed to motivate and encourage employees to drive performance and achieve superior results for our company and our company’s stockholders. The Compensation Committee also believes that compensation should reflect the value of the job in the marketplace.

Competitive Pay Practices

Our experience demonstrates that in order to attract qualified external candidates and retain valuable executive officers, we must offer executive compensation packages that are competitive with the packages offered by companies with which Sears Holdings competes for talent. In making compensation recommendations for the named executive officers we analyze internal compensation and external market data. We gather market data with a focus, where possible, on retail-specific organizations. We do not benchmark against a set list of competitors or a peer group. We believe that our competitive pay analyses provide a reference point in validating proposed or recommended compensation, thereby assuring that we are offering competitive pay packages to the named executive officers.

Executive Compensation Program: Key Elements

The key elements of our compensation program for the named executive officers include base salary and incentive opportunities. Incentive opportunities include annual and long-term performance-based programs designed to drive long-term decision making while also incentivizing correct short-term decision making. In addition, time-based equity awards (i.e., equity that vests with the passage of time) are made to provide additional motivation and encourage retention.

Rewarding Short-Term Performance

•	Base Salary—Base salary is the fixed element of each named executive officer’s cash compensation.

•

Annual Incentive Program—Our annual incentive program is a pay-for-performance program providing for annual cash awards to eligible employees based on achievement of financial performance goals relating to a specific fiscal year. The purpose of our annual incentive program is to motivate our named executive officers to achieve financial performance goals by making their cash incentive award variable and dependent upon Sears Holdings’ or the respective business unit’s annual financial performance.

Rewarding Long-Term Performance

•

Long-Term Performance-Based Programs—Our long-term incentive programs are designed to motivate our executive officers to focus on long-term company performance through cash or common stock awards based on three-year or longer performance periods and reinforce accountability by linking executive compensation to aggressive performance goals. Sears Holdings believes that these programs are an important instrument in aligning the goals of the named executive officers with our company’s strategic direction and initiatives, which our company believes will result in increased stockholder returns.

•	Time-Based Equity Compensation—Awards of time-based equity awards encourage retention and provide alignment with stockholders as value received will be consistent with return to stockholders.

We believe that the compensation of our most senior executive officers, who have the greatest ability to influence our financial performance, should be predominantly performance-based. When making individual compensation decisions for our named executive officers, the Compensation Committee takes many factors into account, including the individual’s performance and experience; the performance of the Company overall; any retention concerns; the responsibilities, impact and importance of the position within our company; the individual’s expected future contributions to our company; the individual’s historical compensation; and internal pay equity (meaning the relative pay differences for different positions within our company). There is not a pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and balances the compensation elements for each named executive officer individually.

Kevin R. Holt did not participate in the Company’s annual or long-term compensation programs because he had an employment agreement with a specific term. Mr. Holt served as Executive Vice President, Store Operations and President, Store Operations Business Unit through the end of the Company’s fiscal year, and his employment relationship with the Company ceased on February 26, 2010. Under the terms of his employment agreement, Mr. Holt received a base salary of $500,000 and a restricted stock award of 20,731 shares, which vested in three equal installments prior to his departure. Please see “Potential Payments Upon Termination of Employment” beginning on page 33 of this proxy statement for additional details regarding Mr. Holt’s employment agreement.

Mr. Goodman joined the Company in November 2009 and, therefore, did not participate in the 2009 Long-Term Incentive Program.

How Elements Are Used to Achieve Our Compensation Objectives

In 2009, the Compensation Committee sought to achieve the objectives of our compensation program through the grant of annual and long-term incentive awards to our participating named executive officers. The 2009 annual incentive awards entitle participating named executive officers to cash compensation based upon EBITDA and, in certain cases, business unit financial performance during the fiscal year, and, therefore, reward our participating named executive officers for achieving a short-term financial performance target. The Compensation Committee also granted performance-based cash awards that vest at the end of a three-year performance cycle upon achievement of a cumulative EBITDA financial target for the three-year performance cycle. The 2009 long-term awards are designed to motivate our participating named executive officers to focus on long-term company performance.

The Compensation Committee also believes that the most fair and effective way to motivate the Company’s named executive officers to produce the best results for its stockholders is to increase the proportion of an executive officer’s total compensation that is performance-based as the executive’s ability to affect those results increases. As a result, the size of the annual and long-term performance awards granted to executive officers, relative to total compensation, increases based upon the executive officer’s relative level of responsibility and potential to affect the Company’s or a business unit’s financial performance. Additionally, the Compensation Committee believes that the payouts for incentive compensation can be achieved only if the Company and/or its business units perform well in a given fiscal year. Under our incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides incentive to manage our company for the long term, while minimizing excessive risk taking in the short term.

The annual incentive awards granted to the Company’s participating named executive officers in fiscal 2009 were calculated based on a multiple of base salary. The multiple, which ranged from 0.75 to 1.0, is based upon the participating named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance, excluding Mr. Freidheim. Mr. Freidheim’s annual incentive opportunity for fiscal 2009 is 0.25 of his base salary because he received a guaranteed bonus payment in the amount of $400,000 in order to induce him to join our company. The performance-based long-term cash awards granted to the Company’s named executive officers in fiscal year 2009 were calculated based on a multiple of base salary. The multiple, which ranged from 1.5 to 2.0, is based upon the executive officer’s relative level of responsibility and potential to affect the Company’s overall performance. The Compensation Committee also considers the executive officer’s performance and experience; the executive officer’s expected future contributions to our company; and internal pay equity. Annual incentive program opportunities for the named executive officers are generally established when the Compensation Committee approves an annual incentive plan or at the time the Compensation Committee otherwise approves a compensation package for a named executive officer. Due to the fact that the named executive officer’s base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

The Compensation Committee determines whether the applicable financial performance targets have been attained under our annual and long-term incentive compensation plans. The Compensation Committee has not exercised its discretion to adjust performance targets or payout amounts for any of our named executive officers. While the Committee can exercise both positive and negative discretion in relation to the annual and long-term incentive compensation awards granted to our named executive officers, the Compensation Committee historically has considered the requirements of Internal Revenue Code Section 162(m) (“Section 162(m)”). The impact of Section 162(m) on compensation awarded to our named executive officers is described in “Certain Tax Consequences” on page 27 of this proxy statement.

Fiscal 2009 Compensation Decisions

The Compensation Committee worked with our Senior Vice President and President, Talent and Human Capital Services, our Senior Vice President, General Counsel and Corporate Secretary and, in selected cases, the Chairman, in determining named executive officers’ total compensation. Our Senior Vice President and President, Talent and Human Capital Services and our Senior Vice President, General Counsel and Corporate Secretary presented recommendations to the Compensation Committee regarding an executive officer’s total compensation for review and final approval. As appropriate, our Chairman and our interim Chief Executive Officer generally played an advisory role to the Compensation Committee during this process. The Compensation Committee reviewed our interim Chief Executive Officer’s compensation and was responsible for evaluating his performance in consultation with the Nominating and Corporate Governance Committee and the Board of Directors.

Due to the difficulty in achieving performance targets under the Company’s recent annual and long-term incentive plans, the Company removed the cap on the maximum amount that may be paid to a named executive officer if the maximum financial performance target is obtained in fiscal 2009. The Compensation Committee believes that the ability of the named executive officers to earn large awards if a performance target based on the Company’s EBITDA is exceeded should motivate our named executive officers to work to achieve superior results for the Company in challenging economic times.

Base Salary

We set base salaries to reflect a named executive officer’s performance and experience; the individual’s expected future contributions to our company; the responsibilities, impact and importance of the position within our company; internal pay equity; and competitive pay research. The timing and amount of base salary increases depend on the named executive officer’s past performance, promotion or other change in responsibilities, expected future contributions to our company and current market competitiveness.

In response to cost reduction efforts the Company undertook in January 2009, Mr. Johnson volunteered to temporarily reduce his base salary from $900,000 to $850,000 during fiscal 2009. The base salary of Mr. Goodman was set when he joined the Company. The Compensation Committee reviewed the base salaries of the other named executive officers and no changes were approved during fiscal 2009. Please see “Fiscal 2010 Compensation Decisions” on page 26 for additional information.

2009 Annual Incentive Compensation

The 2009 Annual Incentive Plan (“AIP”) is a cash-based program that is intended to reward associates including our named executive officers (other than Mr. Holt) for their contributions to the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) goals and, in the case of Messrs. Goodman and Reed, business unit operating profit (“BOP”) goals for fiscal 2009.

SHC EBITDA is defined as total earnings of our company, other than Sears Canada Inc., for the performance period, determined before interest, taxes, depreciation and amortization and excluding:

•	significant litigation or claim judgments or settlements;

•	the effect of purchase accounting and changes in accounting methods;

•	gains, losses and costs associated with store closings, impairments and certain acquisitions and divestitures; and

•	restructuring activities.

We continue to use SHC EBITDA as a performance goal because it is a key metric used by management to measure business performance. We also believe that it accurately reflects our compensation philosophy of encouraging growth and creating increased stockholder value through the efficient use of corporate assets. In 2009, we added a BOP goal for certain business units within the Sears Holdings organizational structure. BOP is defined as earnings before interest, taxes, and depreciation for each business unit as reported on the Company’s domestic internal operating statements, and generally consists of merchandise gross profit, vendor allowances/subsidy included in margin, return-to-vendor mark-outs, allocated zero percent (0%) finance promotion costs, product quality costs, inventory shrink, margin on service revenue, and business-specific expenses such as marketing, rent, logistics, information technology projects, store and payroll and other intra-company expenses. We believe that BOP performance goals support our financial goals by reinforcing responsibility and accountability at the business unit level.

In establishing financial business goals for the fiscal year to be approved by the Compensation Committee, factors such as our prior fiscal year financial business results, our competitive situation, our evaluation of market data, as well as the general state of the economy and our business all are considered. For fiscal 2009, threshold, target and maximum performance goals were established for SHC EBITDA and threshold and target goals were established for BOP. Threshold levels of performance vary between 80% and 90% of the financial plan for fiscal 2009. For both the SHC EBITDA and BOP performance goals, threshold levels of performance generate payouts at 60% of incentive opportunity and target levels of performance generate payouts of 100% of incentive opportunity. If the maximum SHC EBITDA performance level is achieved, for each 1% SHC EBITDA exceeds the target performance measure, such named executive officer will receive a 2% increase in his award. The amount of the annual cash incentive award ultimately received depends on the achievement of performance goals. The “Grants of Plan-Based Awards” table on page 31 shows the range of possible payments to each of our named executive officers under the AIP in fiscal year 2009.

Under the AIP, achievement of the SHC EBITDA goal accounted for 100% of Messrs. Johnson, Collins and Freidheim annual incentive opportunity. Consistent with our pay-for-performance philosophy, the Company’s performance in fiscal 2009 resulted in no payments to Messrs. Johnson, Collins and Freidheim under the AIP because the threshold performance level was not achieved. Mr. Freidheim received a special incentive award in the amount of $400,000 payable outside of the AIP payment and without regard to company performance in order to induce him to join our company.

For Mr. Goodman, achievement of the BOP goals for the apparel and home business units each accounted for 50% of his annual incentive opportunity, respectively. Consistent with our pay-for-performance philosophy, the performance in the apparel and home business units in fiscal 2009 resulted in no payment to Mr. Goodman under the AIP because the threshold performance levels were not achieved.

For Mr. Reed, achievement of the BOP goal for the home services business unit accounted for 100% of his annual incentive opportunity. Mr. Reed will receive an annual incentive payout of $475,605 as a result of the achievement of 103% of the BOP target level of performance for the home services business unit in fiscal 2009.

Mr. Holt did not participate in the 2009 AIP.

Long-Term Compensation Opportunities

Beginning in 2005, long-term performance awards have been granted every year to our named executive officers and others. The Summary Compensation Table and Grants of Plan-Based Awards tables on pages 28 and 31 of this proxy statement contain information regarding the long-term performance-based compensation opportunities for fiscal 2009. These opportunities consist of a potential payment under the Sears Holdings Corporation 2007 Executive Long-Term Incentive Plan (the “2007 LTIP”) and a grant of performance-based cash award under the 2009 Long-Term Incentive Program (the “2009 LTIP”) awarded to our named executive officers in April 2009. Certain named executive officers also are participating in the 2008 Long-Term Incentive Program (the “2008 LTIP”), a performance-based cash program dependent upon the achievement of company financial goals during our 2008 through 2010 fiscal years. Any payment under the 2008 LTIP will vest in fiscal 2010 and has no impact on long-term performance-based compensation for the named executive officers in fiscal 2008.

In making compensation decisions, no formal weighting formula is used in determining award amounts under our long-term incentive programs. Instead, the Compensation Committee considers the named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance when it awards long-term performance-based compensation.

Each of our long-term incentive programs contains a different EBITDA performance goal. The reason why we use EBITDA as a performance measure is described under “2009 Annual Incentive Compensation” above. Over the course of the past three years, the Company has not achieved the threshold EBITDA performance target under its long-term incentive programs.

Mr. Freidheim’s offer letter provided for a long-term special incentive award consisting of a restricted stock component and a cash component. The restricted stock component consists of 50,000 shares of restricted stock and the cash component is $1,504,500. Both components vest in four equal annual installments. In fiscal 2009, 12,500 shares of Mr. Freidheim’s restricted stock award vested and $376,125 of the cash component of his award vested and was paid. Mr. Freidheim received this award in order to induce him to join the Company and in recognition of his expected future contributions to our company.

2007 Executive LTIP

The 2007 Executive LTIP was amended, effective March 12, 2009, by the Compensation Committee to convert the performance-based restricted stock awards previously granted under the 2007 Executive LTIP to a cash incentive award. The amendment to the 2007 Executive LTIP is designed to preserve the value of the awards granted under the 2007 Executive LTIP, and it released the stock awarded under the 2007 Executive LTIP for future grants under our company’s incentive plans. Mr. Johnson is the only named executive officer that participates in the 2007 Executive LTIP. Under the amended 2007 Executive LTIP, the cash incentive award consists of a number of units equal to the number of shares performance-based restricted stock originally awarded to Mr. Johnson. Each unit has a value equal, as of any date, to the value of a share of restricted stock on that date. Payment of the cash incentive award is subject to the achievement of an EBITDA performance goal. Each cash incentive award is expected to be satisfied by a distribution in cash to the participant, provided, however, that, at the discretion of the Compensation Committee, the Company may elect to satisfy such cash incentive award by payment of shares of the Company’s common stock in lieu of cash, or a combination of cash and shares of the Company’s common stock. In the event of Mr. Johnson’s retirement, death, disability or termination without cause before the payment date of his award, a prorated payment will be made if the Company has achieved the 2007 Executive LTIP milestones. On March 12, 2009, Mr. Johnson surrendered 19,667 shares of performance-based restricted stock to the Company in exchange for 19,667 units. The Company has concluded that the EBITDA performance target established in connection with the 2007 Executive LTIP is unlikely to be achieved. Mr. Johnson forfeited half of his units at the end of fiscal 2009, and it is expected that Mr. Johnson will forfeit the remaining units at the end of fiscal 2010.

2008 LTIP

The 2008 LTIP provides for the grant of incentive awards to employees at the level of divisional vice president and above for a three-year performance period (fiscal years 2008-2010). Awards under the 2008 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares. The issuance of common stock under the 2008 LTIP is contingent on the availability of shares of stock under a shareholder approved plan of the Company providing for the issuance of shares in satisfaction of 2008 LTIP awards. Threshold, target and maximum performance goals were established for the EBITDA performance goals under the 2008 LTIP. A threshold level of performance generates payouts at 60% of plan, target levels of performance generate payouts of 100% of plan, and if maximum levels of performance are achieved, for each 1% 2008 LTIP EBITDA exceeds the target performance measure, such named executive officer will receive a 2% increase in his or her award.

The named executive officers that participate in the 2008 LTIP are Messrs. Johnson, Collins and Reed.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive award, but only if the Company has achieved the 2008 LTIP’s performance milestones and the participant has been employed by us for 12 months. In the event of voluntary termination or termination with cause (as defined in the 2008 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award.

During fiscal 2009, the Company concluded that the EBITDA performance target established in connection with the 2008 LTIP was unlikely to be achieved. Accordingly, the Company ceased recording expense and reversed all prior expense recognized in connection with the 2008 LTIP awards. Payments to our executive officers under the 2008 LTIP at the end of the three-year performance period are not likely to occur.

2009 LTIP

The 2009 LTIP provides for the grant of incentive awards to employees at the level of divisional vice president and above for a three-year performance period (fiscal years 2009-2011). Awards under the 2009 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares. The issuance of common stock under the 2009 LTIP is contingent on the availability of shares of stock under a shareholder approved plan of the Company providing for the issuance of shares in satisfaction of 2009 LTIP awards.

	Threshold for Payment	Target	Maximum

Performance Result	80% of LTIP EBITDA	100% of LTIP EBITDA	No cap

LTIP Award	60% of Target Payout	100% of Target Payout	Over 100%, for each 1% LTIP EBITDA exceeds Target an additional 2% increase in award

Performance measures under the 2009 LTIP are based on LTIP EBITDA (which, as defined in the 2009 LTIP, generally means earnings of the Company and its subsidiaries (other than Sears Canada) before interest, taxes, depreciation and amortization for the performance period computed as operating income for the applicable reporting period, less depreciation and amortization and gains/(losses) on sales of assets. In addition, LTIP EBITDA is adjusted to exclude significant litigation or claim judgments or settlements (defined as matters which are $1 million or more) including the costs related thereto; the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; integration costs that are disclosed as merger related; and restructuring activities for the relevant three-year period.

The named executive officers that participate in the 2009 LTIP are Messrs. Johnson, Collins, Freidheim and Reed.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive opportunity, but only if the Company has achieved the 2009 LTIP’s performance milestones and the participant has been employed by us for 12 months. In the event of voluntary termination or termination with cause (as defined in the 2009 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award.

Our ability to achieve the 2009 LTIP performance target is dependent upon a number of factors. Given our recent operating performance and current retail market conditions, there is substantial uncertainty with respect to achieving the 2009 LTIP performance target in the performance period, and payments to our executive officers under the 2009 LTIP at the end of the three-year performance period are not likely to occur.

Time-Based Equity Compensation

Time-based equity (i.e., equity that vests with the passage of time) compensation assists Sears Holdings to:

•	Attract and retain top executive talent; and

•	Link executive and company long-term financial interests of our company, including the growth in value of our company’s equity and enhancement of long-term stockholder return.

Time-based equity compensation is intended to complement the three major compensation elements: base salary, annual incentive awards and long-term incentive awards.

Time-based equity compensation at Sears Holdings is currently awarded in the form of restricted stock. Our practice is to determine the dollar amount of equity compensation and then grant a number of shares of restricted stock having a fair market value equal to that dollar amount on the date of grant. We determine the fair market value based upon the closing price of our stock on the grant date. Individual grant amounts are generally based on factors such as relative job scope, expected future contributions to our company and internal pay equity. Additionally, restricted stock grants are an effective means of offsetting equity awards that executives may lose when they leave a former company to join Sears Holdings.

Our company does not grant restricted stock on a regular basis to our named executive officers. In fiscal 2009 we granted restricted stock to certain of our named executive officers. Mr. Johnson received a restricted stock grant that vests in two equal annual installments in recognition of the responsibilities, impact and importance of his position within our company. Mr. Freidheim received a restricted stock award that vests in four equal annual installments in order to induce him to join the Company (i.e., the restricted stock award component of the long-term special incentive award described above). Mr. Freidheim’s restricted stock award agreement also provides that 3,125 shares of his award will vest in the event that the Company appoints a Chief Executive Officer other than Mr. Johnson and Mr. Freidheim’s employment with the Company is involuntarily terminated within 12 months following the new Chief Executive Officer’s appointment. Mr. Goodman received an initial restricted stock award that vests in four equal annual installments. Mr. Goodman received an additional restricted stock award in connection with his purchase of our common stock, and these restricted shares vest in four equal annual installments. Mr. Goodman received these awards in order to induce him to join the Company and to link his interests with the long-term financial interests of our company.

The Company does not have a stock option plan, as currently stock options are not a key pay component for Sears Holdings.

Other Compensation Elements

Discretionary Bonuses

We pay sign-on, first year guaranteed and other bonuses where determined necessary or appropriate to attract top executive talent from other companies or retain key executives. Executives we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses are an effective means of offsetting compensation opportunities executives may lose when they leave a former company to join Sears Holdings. In fiscal 2009, discretionary bonuses were awarded to two of our named executive officers. As described in “2009 Annual Incentive Compensation” and “Long-Term Compensation Opportunities” in this Compensation, Discussion and Analysis, under his offer letter Mr. Freidheim was awarded a fiscal 2009 guaranteed bonus and long-term special cash bonus that vest with the passage of time and are payable without regard to Company performance. In fiscal 2009, Mr. Freidheim earned (1) a guaranteed bonus in the amount of $400,000 payable outside of the 2009 AIP and (2) the first installment of the cash component of a long-term special incentive award in the amount of $376,125. These discretionary bonuses were awarded to Mr. Freidheim in order to induce him to join the company and in recognition of the impact and importance of his position within our company. Mr. Goodman was awarded a sign-on bonus in the amount of $250,000 in order to induce him to join our company.

Perquisites and Other Benefits

Sears Holdings provides its named executive officers with limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with our overall compensation program. In fiscal 2009, Mr. Holt was provided company housing and on one occasion prior to the Company’s change in policy discussed below received tax reimbursement for the use of air transportation in connection with personal use of the corporate aircraft. Additional details regarding Mr. Holt’s perquisites are contained in the Summary Compensation Table and related footnotes beginning on page 28 of this proxy statement. The Company eliminated reimbursements to cover individual income tax incurred when corporate aircraft are used by executives for commuting, effective April 3, 2009.

After significantly restricting the use of our corporate aircraft in fiscal 2009, we sold both of our corporate jets.

Retirement Plans

We provide a 401(k) savings plan to allow participants to contribute towards retirement on a pre-tax (including catch-up contributions) and after-tax basis. Generally, we allow pre-tax contributions of up to 50% of eligible compensation (or the limit determined by the Internal Revenue Service) and after-tax contributions of up to 25% of eligible compensation, provided however that in the aggregate these contributions do not exceed 50% of eligible compensation. Notwithstanding the foregoing, effective January 31, 2009, contribution restrictions were imposed on plan participants who were highly compensated employees as defined by the Internal Revenue Code. Each named executive officer is subject to these contribution restrictions. Also effective January 31, 2009, the Company suspended its matching contributions to our 401(k) savings plans.

Severance Benefits

Each of our named executive officers has entered into a severance agreement with the Company. Our company provides severance to the named executive officers as a component of a competitive compensation package and, in most cases, as compensation for the non-competition clause contained in our severance agreements. Additionally, we believe that severance payments provide individuals a window of time to locate a new position in the marketplace. Under the agreement, severance is provided for termination without cause (as defined in the agreement) or if the executive officer’s employment is terminated for “good reason” (as defined in the agreement). Named executive officers (other than Kevin Holt as described below) will receive the following, depending on the form of agreement:

•	Severance equal to one year of annual base salary, subject to mitigation for salary or wages earned from another employer, including self-employment; or

•

Severance equal to one year of annual base salary and target bonus (separate from any payment under an annual incentive plan), subject to mitigation for salary or wages earned from another employer, including self-employment.

If a named executive officer becomes entitled to benefits under the severance agreement, the named executive officer will receive other company benefits such as continued participation in Sears Holdings medical and dental plans during the salary continuation period. The forms of executive severance agreements do not have specific change-in-control provisions that would give rise to or impact the payment of severance benefits to the executive officers.

Awards under a long-term incentive program are payable in the event of a termination of employment if certain conditions are met, as provided under the applicable long-term incentive program. Please see “Long-Term Compensation Opportunities” on page 21 and “Potential Payments Upon Termination of Employment” on page 33 for additional information.

In the event of a named executive officer’s death, disability, retirement or involuntary termination, at the discretion of the Compensation Committee, such officer’s restricted stock awards may be accelerated. In all other cases, any unvested restricted stock award under the 2006 Stock Plan will be forfeited upon termination of employment.

We had a separate employment agreement with Mr. Holt that included severance benefits. Under the agreement, severance was provided for termination other than “cause” (as defined in the employment agreement), death or disability. The severance benefit consisted of continued payments of Mr. Holt’s base salary for the lesser of six months or the period remaining in his employment term. Additional details regarding the severance payments applicable to Mr. Holt are described in “Potential Payments upon Termination of Employment” on page 33.

CEO Compensation

In response to cost reduction efforts in January 2009, Mr. Johnson voluntarily reduced his base salary from $900,000 to $850,000. The temporary reduction of Mr. Johnson’s base salary was effective during fiscal 2009. Mr. Johnson received a restricted stock grant in fiscal 2009 in recognition of the responsibilities, impact and importance of his position with our company. These compensation arrangements were approved by our Compensation Committee. Additionally, Mr. Johnson’s target long-term incentive awards are set at 100% of his base salary plus his target annual incentive award.

Fiscal 2010 Compensation Decisions

On April 5, 2010, the Compensation Committee approved an increase in Mr. Johnson’s annual base salary to $1,000,000, effective April 1, 2010. He also will receive an award of 40,000 shares of restricted stock under the Company’s 2006 Stock Plan on April 6, 2010, which will vest in four equal annual installments, provided that he is an employee of the Company on the applicable vesting date. Mr. Johnson’s restricted stock award agreement also provides that the first installment of his award (10,000 shares) will vest in the event that the Company appoints a Chief Executive Officer other than Mr. Johnson and thereafter Mr. Johnson’s employment with the Company is involuntarily terminated prior to April 6, 2011. Lastly, the Company will make available to Mr. Johnson Company-furnished ground transportation for travel between his primary residence in the Chicago metropolitan area and the Company’s corporate headquarters in Hoffman Estates, Illinois, and Mr. Johnson will be responsible for any related taxes.

As previously disclosed, Mr. Collins received, effective January 30, 2010, an increase in base salary from $600,000 to $700,000 and an increase in his annual incentive opportunity from 75% of base salary to 90% of base salary. Mr. Collins also received a restricted stock award under the Company’s 2006 Stock Plan in the amount of $500,000, which vests in full on the third anniversary of the grant date, provided that he is an employee of the Company on the vesting date.

The compensation packages of Messrs. Johnson and Collins were revised in recognition of their responsibilities, as well as the impact and importance of their respective positions with our company.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee of the Board of Directors of Sears Holdings is appointed by the Board to fulfill the Board’s responsibilities relating to compensation of our Chief Executive Officer and our executive officers. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans, our policies and programs as they affect the Chief Executive Officer and the executive officers. The Compensation Committee is an independent committee of the Board and consists of no fewer than two members.

The Compensation Committee has the sole authority to retain or terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or executive officer compensation and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. Neither the Compensation Committee nor the Company’s management retained a consultant that played a role in determining or recommending the amount or form of executive compensation in fiscal 2009. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee evaluates the Chief Executive Officer’s performance in light of corporate goals and objectives. The Compensation Committee also regularly reviews and approves the following as they affect the named executive officers:

•	Annual base salaries and annual incentive opportunities;

•	All other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; and

•	Employment agreements and severance arrangements.

The Compensation Committee delegated authority to the Company’s Chief Administrative Officer and Senior Vice President, Talent and Human Capital Services, to approve increases in base salary and/or annual incentive target awards by up to 10% to officers at the level of senior vice president and above. Any actions taken pursuant to this delegation must be reviewed with the Compensation Committee at its next meeting. One action was taken pursuant to this delegation during fiscal 2009.

The Compensation Committee also receives periodic reports on our compensation programs as they affect all associates. Finally, the Compensation Committee reviews and approves any special or supplemental compensation and benefits for the Chief Executive Officer and the executive officers and persons who formerly served as the Chief Executive Officer and/or as executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

Certain Tax Consequences

In setting an executive officer’s compensation package, the Compensation Committee considers the requirements of Section 162(m), which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Neither base salary nor restricted stock that vests based solely on continued service qualify as performance-based compensation under Section 162(m). Although a significant portion of each executive officer’s compensation will satisfy the requirements for deductibility under Section 162(m), the Compensation Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: Ann N. Reese, Emily Scott and Thomas J. Tisch. There were no interlocks during 2009 with other companies within the meaning of the SEC’s proxy rules.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers for fiscal 2009 who were executive officers at the end of the fiscal year and to our Senior Vice President and President, Home Services, who served as an executive officer during fiscal 2009 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c)	Non-Equity Incentive Plan Compensation (d)	All Other Compensation (e)	Total
W. Bruce Johnson	2009	$850,000	—	$663,400	—	—	$1,513,400
Interim Chief Executive Officer and President	2008	$896,538	—	$999,918	—	$9,437	$1,905,893
	2007	$745,224	—	$3,499,939	—	$9,000	$4,254,163

Michael D. Collins	2009	$600,000	—	—	—	—	$600,000
Sr. Vice President and Chief Financial Officer	2008	$176,515	$300,000	$999,989	—	$58,746	$1,535,250

Scott J. Freidheim	2009	$800,000	$776,125	$1,995,500		—	$3,571,625
Exec. Vice President, Operating and Support Businesses	2008	$60,606	$750,000	—	—	$250,000	$1,060,606

John D. Goodman	2009	$183,333	$250,000	$2,649,410	—	—	$3,082,743
Exec. Vice President, Apparel and Home

Kevin R. Holt*	2009	$500,000	—	—	—	$50,583	$550,583
Former Exec. Vice President, Store Operations	2008	$498,077	—	$1,999,920	—	$65,661	$2,563,658

Stuart C. Reed	2009	$600,000	—	—	$475,605	—	$1,075,605
Sr. Vice President and President, Home Services

*	Mr. Holt served as Executive Vice President, Store Operations and President, Store Operations Business Unit until January 30, 2010, the last day of fiscal 2009, and his employment with the Company ceased on February 26, 2010.

(a)	The amount for Mr. Johnson in 2009 reflects a voluntary reduction in base salary from $900,000 to $850,000 effective February 1, 2009 in response to cost reduction efforts. The amount shown for Mr. Goodman reflects the number of days from his date of hire through the end of the fiscal year.

(b)	For Mr. Freidheim, the amount in 2009 represents (1) a guaranteed payment of $400,000 under a special annual incentive award and (2) the first installment of the cash component of a long-term special incentive award that vests in four equal annual installments. If Mr. Freidheim’s employment ends before the second anniversary of his start date because he voluntarily terminates his employment or he is terminated by the Company for cause, he must repay $200,000 of his special annual incentive award. Mr. Freidheim will forfeit any unvested installment of the long-term special incentive award if his employment with the Company is terminated.

For Mr. Goodman, the amount represents a sign-on bonus in the amount of $250,000.

The amounts shown in this column for 2008 were sign-on bonuses paid to Messrs Freidheim and Collins.

(c)	Amounts shown in this column represent the full grant date fair value of the restricted stock awards granted under the Company’s 2006 Stock Plan. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. Restricted stock is common stock that cannot be sold or otherwise transferred by the named executive officer until such restrictions lapse. All of the restricted stock awards shown in the summary compensation table were awarded under the 2006 Stock Plan.

On August 1, 2009, Mr. Johnson received a restricted stock award of 10,000 shares. These shares will vest in two equal installments on July 31, 2010 and January 29, 2011, provided that Mr. Johnson is an employee of the Company on the applicable vesting date. On March 12, 2009, Mr. Johnson surrendered 19,667 shares of performance-based restricted stock awarded under the 2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”) to the Company in exchange for a cash incentive award consisting of 19,667 units. Each unit has a value equal, as of any date, to the value of a share of restricted stock on that date. Each unit represents the right to receive an amount equal to the number of units multiplied by the fair market value of a share of common stock at the time of distribution. Effective January 30, 2010, Mr. Johnson forfeited half of his 2007 Executive LTIP award (9,833 units) because the financial criteria for payment of the award were not met.

On February 2, 2009, Mr. Freidheim received a restricted stock award of 50,000 shares. Of these restricted shares, 12,500 shares vested on February 2, 2010. The remaining restricted shares will vest in equal installments on February 2, 2011, February 2, 2012 and February 2, 2013, provided that Mr. Freidheim is an employee of the Company on the applicable vesting date. Mr. Freidheim’s restricted stock award agreement also provides that 3,125 shares of his award will vest in the event that the Company appoints a Chief Executive Officer other than Mr. Johnson and Mr. Freidheim’s employment with the Company is involuntarily terminated within 12 months following the new Chief Executive Officer’s appointment.

On November 16, 2009, Mr. Goodman received a restricted stock grant in the amount of $2,000,000. The number of shares granted, 25,773, was determined by dividing the grant amount, $2,000,000, by $77.60, the closing price of our common stock on November 16, 2009. These restricted shares will vest in four equal installments on November 16, 2010, November 16, 2011, November 16, 2012 and November 16, 2013, provided that Mr. Goodman remains employed by the Company on the applicable vesting date. On December 21, 2009, Mr. Goodman received an additional restricted stock award with a value equal to the dollar amount of the shares of common stock purchased by Mr. Goodman on December 14, 2009. The number of shares granted, 8,254, was determined by dividing $649,489.01, the dollar amount of common stock purchased by Mr. Goodman, by $78.68, the closing price of our common stock on December 21, 2009. These restricted shares will vest in four equal installments on December 21, 2010, December 21, 2011, December 21, 2012, and December 21, 2013, provided that Mr. Goodman remains employed by the Company on each vesting date.

For Mr. Collins, the amount shown in this column for 2008 represents a restricted stock grant in the amount of $1,000,000. The number of restricted shares granted, 18,278, was determined by dividing the grant amount of $1,000,000 by $54.71, the closing price of our common stock on November 3, 2008, the grant date. These shares will vest in full on November 3, 2011, provided that Mr. Collins remains employed by the Company.

For Mr. Holt, the amount shown in this column for 2008 represents a restricted stock grant in the amount of $2,000,000. The number of restricted shares granted, 20,731, was determined by dividing the grant amount, $2,000,000 by $96.47, the closing price of our common stock on March 3, 2008, the grant date. The shares vested in equal installments on September 3, 2008, March 3, 2009 and January 30, 2010.

(d)	For Mr. Reed, the amount shown was earned under the Sears Holdings Corporation 2009 Annual Incentive Program for performance in fiscal 2009.

(e)	For Mr. Holt, the amount in 2009 includes (1) $48,359 in company-provided housing expenses, including $18,379 in related tax gross-up payments; (2) commuter transportation and related expense reimbursements in the amount of $729; (3) $1,148 attributable to the aggregate incremental cost (i.e., the cost to the Company of providing the personal flight) of Mr. Holt’s commuter travel on Company aircraft on one occasion; and (4) $347 in tax gross-up payments associated with Company-provided air transportation.

The Company eliminated gross-up payments to cover the individual income tax incurred when corporate aircraft are used by executives for commuting, effective April 3, 2009. The aggregate incremental cost of our named executive officers’ personal use of corporate aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering, airport fees and crew expenses. The total annual variable costs are divided by the annual number of miles that Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

As discussed in Compensation, Discussion and Analysis beginning on page 17 of this proxy statement, we sold both of our corporate jets.

The amounts in this column do not include the discount on Sears Holdings merchandise and services that is extended to all Sears Holdings associates and directors.

Please see “Potential Payments Upon Termination of Employment” beginning on page 33 of this proxy statement for additional details regarding Mr. Holt’s employment agreement.

Grants of Plan-Based Awards

The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis beginning on page 17 of this proxy statement and include the 2009 Annual Incentive Plan (“2009 AIP”), the 2009 Long-Term Incentive Program (“2009 LTIP”) and the 2006 Stock Plan.

Name	Plan	Grant Date for Equity-Based Awards	Compensation Committee Action Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (b)
				Threshold	Target	Maximum
W. Bruce Johnson	2009 AIP	—	—	$540,000	$900,000	No Max	—	—
	2009 LTIP	—	—	$1,080,000	$1,800,000	No Max	—	—
	2006 Stock Plan	August 1, 2009	July 15, 2009	—	—	—	10,000	$663,400

Michael D. Collins	2009 AIP	—	—	$270,000	$450,000	No Max	—	—
	2009 LTIP	—	—	$540,000	$900,000	No Max	—	—

Scott J. Freidheim	2009 AIP	—	—	$120,000	$200,000	No Max	—	—
	2009 LTIP	—	—	$720,000	$1,200,000	No Max	—	—
	2006 Stock Plan	February 2, 2009	November 20, 2008	—	—	—	50,000	$1,995,500

John D. Goodman*	2009 AIP	—	—	$110,000	$183,333	No Max	—	—
	2006 Stock Plan	November 16, 2009	November 12, 2009	—	—	—	25,773	$1,999,985
	2006 Stock Plan	December 21, 2009	November 12, 2009	—	—	—	8,254	$649,425

Kevin R. Holt**	2009 AIP	—	—	—	—	—	—	—
	2009 LTIP	—	—	—	—	—	—	—

Stuart C. Reed	2009 AIP	—	—	$270,000	$450,000	No Max	—	—
	2009 LTIP	—	—	$540,000	$900,000	No Max	—	—

*	Mr. Goodman was not eligible to participate in the 2009 LTIP due to his date of hire.

**	Mr. Holt was not eligible to participate in the 2009 AIP or 2009 LTIP under the terms of his employment agreement. Mr. Holt served as the Company’s Executive Vice President, Store Operations and President, Store Operations Business Unit until January 30, 2010, and his employment with the Company ceased on February 26, 2010.

(a)	The amounts in these columns include the threshold, target and maximum amounts for each named executive officer under the 2009 Annual Incentive Plan and 2009 Long-Term Incentive Program.

(b)	This column reflects the full grant date fair value of restricted stock granted to certain named executive officers. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period.

Because the grant date for Mr. Johnson’s restricted stock award under the 2006 Stock Plan was a Saturday, the fair value of his restricted stock award was calculated using $66.34, the closing price of our common stock on July 31, 2009 (the trading day prior to the grant date).

For Mr. Freidheim, the fair value of his restricted stock award under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $39.91.

For Mr. Goodman, the fair values of his restricted stock awards under the 2006 Stock Plan were calculated using the closing prices of our common stock on each of the grant dates, which were $77.60 and $78.68, respectively.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table shows the number of shares covered by unvested restricted stock held by the Company’s named executive officers on January 30, 2010. None of our executive officers held stock options on January 30, 2010.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
W. Bruce Johnson	10,000	$932,800	9,834	(b)	$917,316
Michael D. Collins	18,278	$1,704,972	—		—
Scott J. Freidheim	50,000	$4,664,000	—		—
John D. Goodman	34,027	$3,174,039
Kevin R. Holt	—	—	—		—
Stuart C. Reed	3,790	$353,531	—		—

(a)	The market value of the outstanding restricted stock awards represents the product of the number of shares of restricted stock that have not vested multiplied by $93.28, the closing price of our common stock on January 29, 2010, the last trading day of our common stock in fiscal 2009.

(b)	The Compensation Committee amended the 2007 Executive Long-Term Incentive Program, effective March 12, 2009, to convert the performance-based restricted stock awards previously granted under the 2007 Executive LTIP to cash incentive awards. On March 12, 2009, Mr. Johnson surrendered 19,667 shares of performance-based restricted stock to the Company in exchange for a cash incentive award consisting of 19,667 units. Each unit has a value equal, as of any date, to the value of a share of restricted stock on that date. Each unit represents the right to receive an amount equal to the number of units multiplied by the fair market value of a share of common stock at the time of distribution. Effective January 30, 2010, Mr. Johnson forfeited half of his 2007 Executive LTIP award (9,833 units) because the financial criteria for payment of the award were not met. Please see the “Compensation, Discussion and Analysis” beginning on page 17 for information related to the amendment of the 2007 Executive LTIP.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax. None of our named executive officers owned or exercised any stock options during fiscal 2009.

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
W. Bruce Johnson	8,112	$641,284
Michael D. Collins	—	—
Scott J. Freidheim	—	—
John D. Goodman	—	—
Kevin R. Holt	13,821	$886,163
Stuart C. Reed	—	—

(a)	For Mr. Johnson, the amount represents (a) 3,496 shares that vested on May 1, 2009 (including 1,056 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $60.27, the closing price of our common stock on May 1, 2009 and (b) 4,616 shares that vested on January 30, 2010 (including 1,384 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $93.28, the closing price on January 29, 2009, the last trading day of our common stock in fiscal 2009.

For Mr. Holt, the amount represents (a) 6,910 shares that vested on March 3, 2009 (including 2,153 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $34.95, the closing price of our common stock on March 3, 2009 and (b) 6,911 shares that vested on January 30, 2010 (including 2,172 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $93.28, the closing price on January 29, 2009, the last trading day of our common stock in fiscal 2009.

Potential Payments Upon Termination of Employment

The amount of compensation paid to each of the named executive officers of the Company in the event of termination of such executive’s employment is discussed below, and potential payouts are detailed in the tables beginning on page 35. The amounts shown assume that such termination was effective as of January 29, 2010, the last business day of fiscal 2009. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would be paid out to each named executive officer upon his or her termination, subject to mitigation. The actual amounts paid to the executives can only be determined at the time of such executive’s separation from the Company. Mr. Holt’s severance benefits are described in the section entitled “Payments Pursuant to Individual Agreements” below.

Payments Pursuant to Severance Agreements

As described in the Compensation, Discussion and Analysis beginning on page 17, the Company provides severance benefits to our named executive officers, excluding Mr. Holt, and pursuant to severance agreements that the Company entered into with each of such executive officers. The amounts shown in the table for termination for “good reason” or termination without “cause” are based on the following agreement provisions.

•

A termination by the executive officer is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual salary and target bonus from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement. Mr. Johnson’s severance agreement also provides that a termination is for good reason if it results from a change in reporting relationship such that Mr. Johnson reports to anyone other than the Chief Executive Officer, the Chairman of the Board or the Board of Directors. Mr. Goodman’s severance agreement also provides that a termination is for good reason if Mr. Goodman does not hold a position on an internal board or we do not assist Mr. Goodman in establishing an apparel presence in San Francisco, California. On February 25, 2010, the Company announced that it had established a new apparel office in San Francisco, California.

•

A termination by an executive officer is without cause if the executive officer is involuntarily terminated because of job elimination (other than poor performance) or without “cause.” Cause means (1) a material breach by the executive officer, other than due to mental or physical disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and such breach is not remedied by the executive officer; (2) the commission by the executive officer of a felony involving moral turpitude; or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon termination for “good reason” or without “cause”

•	Base salary at the rate in effect immediately prior to the date of termination for one year in the form of salary continuation.

•

Depending on the agreement, target bonus for the year in which the termination occurred; if the target bonus has not been set for the year in which the date of termination has occurred, the named executive officer’s target bonus for the year immediately preceding the year in which the date of termination has occurred.

•	Continuation of medical and dental plans the named executive officer was eligible to participate in prior to the end of employment.

The forms of severance agreements do not provide for payments to the participating named executive officers upon death, disability or retirement. Assuming that a termination was effective as of January 29, 2010, the participating named executive officers would have been eligible to receive payments under the Company’s annual and long-term incentive programs upon death, disability or retirement, as provided below.

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for “cause” or voluntary termination.

In consideration for providing severance benefits, the Company receives confidentiality, non-solicitation and non-compete (where permissible under applicable state law) covenants from the named executive officers, as well as a release of liability for certain claims against the Company.

Payments Pursuant to Incentive Compensation Programs

As described in the Compensation, Discussion and Analysis beginning on page 17, our company provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are limited as described below.

•

2009 Annual Incentive Plan (“2009 AIP”). If a named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death), he will forfeit his 2009 AIP award, except as prohibited by law. If a named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial criteria under the 2009 AIP are satisfied. Because Mr. Reed’s business unit, home services, achieved its business unit operating profit goals under the 2009 AIP, Mr. Reed would be entitled receive a distribution under the AIP if his employment was terminated due to death or disability on January 30, 2010. Messrs. Johnson, Collins, Freidheim and Goodman would not be entitled to a distribution under the 2009 AIP in the event of death or disability because the SHC EBITDA goals and, in the case of Mr. Goodman, apparel and home BOP goals, were not achieved.

•

2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”). Mr. Johnson, the only named executive officer participating in the 2007 Executive LTIP, will forfeit his award if he leaves prior to the payment date in fiscal 2010.

•

2008 Long-Term Incentive Program (“2008 LTIP”) and 2009 Long-Term Incentive Program (“2009 LTIP”). If a named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death), he will forfeit his 2008 LTIP and 2009 LTIP award, respectively, except as prohibited by law. If a named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial goals under the 2008 LTIP or 2009 LTIP are satisfied. As of January 30, 2010, the financial goals under the 2008 LTIP and 2009 LTIP were not satisfied; therefore, the eligible named executive officers would not be entitled to any payments under these plans in the event of death or disability.

Time-Based Equity Compensation

Any unvested restricted stock held by our named executive officers on January 29, 2010, excluding Mr. Holt, will be forfeited upon termination of employment with the Company.

The table below summarizes the potential payouts to Messrs. Johnson, Collins, Freidheim, Goodman, and Reed for the termination events described above assuming such termination occurred on January 29, 2010, the last business day of fiscal 2009:

W. Bruce Johnson	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment	LTIP Payment	Total
Termination for Good Reason	$850,000	$8,377	$900,000	—	—	$1,758,377
Termination without Cause	$850,000	$8,377	$900,000	—	—	$1,758,377
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—

Michael D. Collins	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment	LTIP Payment	Total
Termination for Good Reason	$600,000	—	—	—	—	$600,000
Termination without Cause	$600,000	—	—	—	—	$600,000
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—

Scott J. Freidheim	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment		LTIP Payment	Total
Termination for Good Reason	$800,000	$6,368	—	—		—	$806,368
Termination without Cause	$800,000	$6,368	—	—		—	$806,368
Termination with Cause	—	—	—	—		—	—
Voluntary Termination	—	—	—	—		—	—
Termination due to Disability	—	—	—	—		—	—
Termination due to Retirement	—	—	—	—		—	—
Termination due to Death	—	—	—	—		—	—

John D. Goodman	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment		LTIP Payment	Total
Termination for Good Reason	$800,000	$8,017	—	—		—	$808,017
Termination without Cause	$800,000	$8,017	—	—		—	$808,017
Termination with Cause	—	—	—	—		—	—
Voluntary Termination	—	—	—	—		—	—
Termination due to Disability	—	—	—	—		—	—
Termination due to Retirement	—	—	—	—		—	—
Termination due to Death	—	—	—	—		—	—

Stuart C Reed	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment		LTIP Payment	Total
Termination for Good Reason	$600,000	—	$450,000	—		—	$1,050,000
Termination without Cause	$600,000	—	$450,000	—		—	$1,050,000
Termination with Cause	—	—	—	—		—	—
Voluntary Termination	—	—	—	—		—	—
Termination due to Disability	—	—	—	$475,605	(c)	—	$475,605
Termination due to Retirement	—	—	—	—		—	—
Termination due to Death	—	—	—	$475,605	(c)	—	$475,605

(a)	For Messrs. Johnson, Freidheim and Goodman, the amounts represent the continuation of medical and dental benefits for one year. Messrs. Collins and Reed were not participants in the Company’s medical and dental plans on January 29, 2010; therefore, they would not be entitled to these benefits during the salary continuation period.

(b)	For Mr. Johnson, this amount represents the target bonus under his severance agreement for the year in which the termination occurred. For Mr. Reed, this amount represents the target bonus under his severance agreement for the year which the termination occurred. Messrs. Collins, Freidheim and Goodman are not entitled to receive target bonuses under the terms of their severance agreements.

(c)	Because Mr. Reed’s business unit, home services, achieved its business unit operating profit goals in 2009, Mr. Reed (or his estate) would be entitled to a distribution in the amount of $475,605 under the terms of the 2009 AIP in the event of permanent and total disability or death.

Payments Pursuant to Individual Agreements

Kevin Holt Employment Agreement

Kevin R. Holt, the Company’s former Executive Vice President, Store Operations and President, Store Operations Business Unit left the Company on February 26, 2010 following the expiration of his employment agreement. Mr. Holt entered into an employment agreement with the Company, which was amended to extend the term of the employment agreement through February 26, 2010. Mr. Holt received a base salary of $500,000 under his employment agreement, and he was not eligible to participate in the Company’s annual incentive or long-term incentive programs. Under his employment agreement, Mr. Holt received 20,731 shares of restricted stock, which vested prior to his departure. The employment agreement also included the Company’s standard non-compete, non-solicitation and non-disclosure covenants.

In the event the Company terminated Mr. Holt for any reason other than cause, death or disability prior to the expiration of his employment term, Mr. Holt was entitled to:

•	salary continuation payments for the lesser of six months or the period remaining in the employment term;

•	accrued and unpaid obligations (including base salary and vacation pay);

•	continued vesting of his restricted stock award during his salary continuation period; and

•	continued participation in certain of the benefit plans and programs in which Mr. Holt was entitled to participate immediately prior to his termination.

Mr. Holt was not entitled to corporate housing or use of the corporate aircraft if his employment was terminated for any reason. Mr. Holt was not entitled to severance-related salary continuation or benefits in the event that his employment was terminated due to death or disability.

The table below summarizes the potential payout to Mr. Holt for the termination events described above assuming such termination occurred on January 29, 2010, the last business day of fiscal 2009:

Kevin R. Holt	Salary Continuation	Continuation of Medical/ Welfare Benefits(a)	Vesting of Restricted Stock(b)	Total
Termination for any reason other than cause	$41,667	—	$644,658	$686,325
Termination with cause	—	—	—	—
Voluntary Termination	—	—	—	—
Termination due to Disability	—	—	—	—
Termination due to Death	—	—	—	—

(a)	Mr. Holt elected not to participate in the Company’s medical and dental benefits and was not a participant on January 29, 2010; therefore, he would not be entitled to these benefits during the salary continuation period.

(b)	The amount in this column assumes the effective date of termination is January 29, 2010 and includes 6,911 shares that would vest during the salary continuation period. The amount in this column represents the closing price of our common stock on January 29, 2010 multiplied by the number of shares that would have vested during the salary continuation period. The closing market price of our common stock on January 29, 2010 was $93.28. These shares of restricted stock vested on January 30, 2010, the last day of fiscal 2010.

COMPENSATION OF DIRECTORS

The following table shows information concerning the compensation paid in 2009 to directors who served on the Board during 2009.

Name	Fees Earned or Paid in Cash	Total
E. Lampert, Chairman	—	—
W. Crowley	—	—	*
W. Kunkler	$28,333	$28,333	**
S. Mnuchin	$40,000	$40,000
A. Reese	$50,000	$50,000
K. Rollins	$40,000	$40,000
E. Scott	$40,000	$40,000
T. Tisch	$40,000	$40,000

*	Mr. Crowley is a management director and does not receive a director fee for his services.

**	Represents the amount paid to Mr. Kunkler for the period commencing on September 14, 2009, the date on which he was first elected to the Board.

Sears Holdings provides its non-employee directors an annual cash retainer in the amount of $40,000 (increased to $60,000 effective May 4, 2010) for serving as directors of the Company, except that Ms. Reese receives an additional $10,000 retainer for service as chair of the Audit Committee. The Chairman of the Board, Mr. Lampert did not receive an annual retainer in fiscal 2009. There are currently no equity or retirement programs in place for the directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 30, 2010 and in this proxy statement.

Compensation Committee

Thomas J. Tisch, Chair

Ann N. Reese

Emily Scott

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2010. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, for each of the past two fiscal years:

	Fiscal 2009		Fiscal 2008
Audit Fees(1)	$4,932,000		$6,439,000
Audit-Related Fees(2)	972,000		1,148,000
Tax Fees(3)	918,000		538,000
All Other Fees	—		—

Total	$6,822,000	(4)	$8,125,000

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and internal control over financial reporting and review of the quarterly financial statements, and audit services in connection with statutory or regulatory filings, accounting consultations, consents and other SEC matters.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2009 and 2008, this category consisted primarily of services related to subsidiary audits and employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $571,000 and $423,000 in 2009 and 2008, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $347,000 and $115,000 in 2009 and 2008, respectively.

(4)	In fiscal 2008, Deloitte agreed to reimburse the Company for expenses incurred in connection with the Audit Committee’s review of Deloitte’s independence after the Company learned a former Deloitte partner traded in our securities. Such reimbursement was provided for in the form of a reduction in fees in the amount of $455,822, which is reflected in Total Fees for fiscal 2009.

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm as required by its charter and the rules of the SEC. Prior to the beginning of each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approve or reject each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual estimate but not specifically approved. If the Chair so approves any such engagements, she will report that approval to the full Committee at the next Committee meeting.

All of the audit, audit-related and tax services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ listing rules. The Audit Committee Charter complies with the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed the audited financial statements of Sears Holdings Corporation for the fiscal year ended January 30, 2010 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Sears Holdings Corporation be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 30, 2010.

Audit Committee

Ann N. Reese, Chair

William C. Kunkler, III

Kevin B. Rollins

Thomas J. Tisch

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

2011 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you want to include a stockholder proposal in the proxy statement for our 2010 Annual Meeting, it must be delivered to the Company not later than December 7, 2010. However, if the date of our 2011 Annual Meeting changes by more than 30 days from the date of our 2010 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2011 Annual Meeting.

If you want to submit a stockholder proposal for our 2011 Annual Meeting, but you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal on or prior to the date that is 90 days before the 2011 Annual Meeting. However, if the 2011 Annual Meeting is not held on or within eight days of May 24, 2011, and if we provide you with less than 100 days notice or public disclosure of the 2010 Annual Meeting date, your notice must not be received later than the 10th day following the date on which we give notice or public disclosure of the meeting date.

All stockholder proposals must be delivered to the Company at the following address: Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC and to furnish copies of these reports to us. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met during fiscal 2009, except for a late filing on Form 4 made by Richard E. Gerstein on September 17, 2009 to report the forfeiture of restricted stock to satisfy Mr. Gerstein’s tax withholding obligation upon the vesting of restricted stock; and a late filing on Form 4 made by Emily Scott on February 23, 2010 to report stock acquired on March 27, 2008.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Sears Holdings Corporation are considered to be of the greatest importance by your management. Even though you expect to attend the Annual Meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or through the Internet.

SEARS HOLDINGS CORPORATION 3333 BEVERLY ROAD, B6-256B HOFFMAN ESTATES, IL 60179	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To allow sufficient time for the trustees of the Sears Holdings 401(k) Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on April 30, 2010.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. To allow sufficient time for the trustees of the Sears Holdings 401(k) Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on April 30, 2010.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M21900- P92577 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEARS HOLDINGS CORPORATION The Board of Directors recommends that you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors			☐	☐	☐
Nominees:
	01)	W. Bruce Johnson	05) Ann N. Reese
	02)	William C. Kunkler, III	06) Emily Scott
	03)	Edward S. Lampert	07) Thomas J. Tisch
	04)	Steven T. Mnuchin

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2010.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.				☐	☐		Please indicate if you would like to keep your vote confidential under the current policy	☐	☐
				Yes	No			Yes	No

Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2010 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS TO SEARS HOLDINGS CORPORATION

Directions from Midway Airport:

Take Cicero Avenue North to I-290, Eisenhower Expressway, West and exit on I-90, Northwest Tollway, West, towards Rockford. Stay on I-90 West to the exit at Beverly Road and proceed North (right). You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, West, towards Rockford. Exit at Beverly Road and proceed North (right). You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West to Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Rt. 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form10-K are available at www.proxyvote.com.

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M21901-P92577

Sears Holdings Corporation

This Proxy is Solicited on Behalf of the Board of Directors

of Sears Holdings Corporation

May 4, 2010

The undersigned, revoking any proxy previously given, hereby appoint(s) Michael D. Collins, William R. Harker and William K. Phelan, all of whom are officers of Sears Holdings Corporation, and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of Sears Holdings Corporation to be held on May 4, 2010 and at any adjournment or postponement of the meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting, or at any adjournment or postponement of the meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.

This card also provides voting instructions for any common shares held on the undersigned’s behalf in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, the Kmart Retirement Savings Plan for Puerto Rico Employees, and the Sears Holdings Corporation Associate Stock Purchase Plan brokerage account.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors and FOR proposal 2, except for any shares the undersigned holds in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, and the Kmart Retirement Savings Plan for Puerto Rico Employees which will be voted according to the rules of those plans, and his or her Sears Holdings Corporation Associate Stock Purchase Plan brokerage account, which will not be voted.

SEE REVERSE SIDE